Gulf Resources Announced the Closing of Equity Interest Transfer Agreement With Shouguang City Rongyuan Chemical Co., Ltd. and Enters Into a Five Year Lock Up Agreement With SCRC's Former Shareholders

SHOUGUANG, China, Feb. 4, 2015 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company" or "GURE"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced that the Company has closed the Equity Interest Transfer Agreement with Shouguang City Rongyuan Chemical Co., Ltd ("SCRC"), and entered into a five year lock up agreement with the four former equity owners of SCRC for the 7,268,011 shares in GURE to be received by them in connection with the transaction.

The Equity Interest Transfer Agreement was approved by the regulatory authorities in China and updates have been made to the register of members, and it has been registered and filed with relevant industrial and commercial bureaus in China on February 4, 2015. Based on the agreement, GURE will issue 7,268,011 shares of GURE's common stock at a price of $2.00 per share to the former equity owners of SCRC by February 10, 2015.

At time of the closing of the transaction, GURE entered into a lock-up agreement with the four former equity owners of SCRC who are confident with respect to the Company's future growth. The shareholders have agreed not to sell or transfer their shares for five years from the date of the stock certificates evidencing their shares.

The Company's CEO Xiaobin Liu Stated, "the closing of this transaction will lead Gulf Resources into a downstream business that we believe will help GURE increase its profit margins, improve its return on investment, produce more consistent and reliable earnings and lessen our dependence on the economically sensitive bromine industry. Entering into the lock-up agreement will provide our shareholders with security that the shares held by the former owners of SCRC will not disrupt the market. With this acquisition and our new discovery of natural gas in Sichuan, we are very excited about the opportunities that lie ahead of us and believe we are on the right path to significantly increase shareholder value and company's bright future."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City HaoyuanChemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT:	Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations
Helen Xu
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IR Manager
Max Ma
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